================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       THE REYNOLDS AND REYNOLDS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                     [LOGO]

                        THE REYNOLDS AND REYNOLDS COMPANY
                             115 SOUTH LUDLOW STREET
                               DAYTON, OHIO 45402



                                                              January 6, 1998


Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders to be held on Thursday, February 12, 1998 at 11:00 a.m., Eastern Standard Time, in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402. Directions to the meeting appear on the back page of this booklet.

The notice of meeting and proxy statement following this letter describe the business to be transacted. During the meeting we will also report on the current activities of the Company and give you an opportunity to ask questions. We encourage you to participate in the meeting and to allow time to visit our demonstration and display area either before or after the meeting. The demo and display area, which is also in the David H. Ponitz Sinclair Center will be open from 10:00 a.m. until 12:30 p.m.

Whether or not you plan to attend the Meeting, we urge you to sign and date the enclosed proxy card and return it as soon as possible so that your shares will be represented. The vote of every shareholder is important.

We look forward to welcoming you at the meeting.

                                                   Sincerely,




                                                   David R. Holmes
                                                   Chairman, President and
                                                   Chief Executive Officer

                        THE REYNOLDS AND REYNOLDS COMPANY
                   115 SOUTH LUDLOW STREET, DAYTON, OHIO 45402



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 12, 1998



To All  Shareholders:

         The Annual Meeting of Shareholders ("Meeting") of The Reynolds and Reynolds Company, an Ohio corporation, will be held in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402, on Thursday, February 12, 1998, at 11:00 a.m., Eastern Standard Time, for the following purposes:


         1.       To elect five (5) Directors;

         2. To appoint Deloitte & Touche LLP as independent auditors for the company; and

         3. To transact such other business as may properly be brought before the Meeting or any adjournment(s) thereof.

         Shareholders of record at the close of business on December 19, 1997, are entitled to vote at the Meeting or any adjournment(s) thereof.

         Your attention is called to the accompanying Proxy Card and Proxy Statement.

         A copy of the company's Annual Report for its fiscal year ended September 30, 1997, is enclosed. It is not deemed to be part of the official Proxy soliciting material. If any shareholder fails to receive a copy of the Annual Report, one may be obtained by writing to the Secretary of the company.


                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Adam M. Lutynski, Secretary
Dayton, Ohio
January 6, 1998




================================================================================
          YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please sign and return the proxy in the enclosed postage prepaid envelope so your shares can be voted.
================================================================================

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                        THE REYNOLDS AND REYNOLDS COMPANY
                   115 South Ludlow Street, Dayton, Ohio 45402

                          TO BE HELD FEBRUARY 12, 1998


THIS PROXY STATEMENT IS ARRANGED IN THE FOLLOWING ORDER:

                                                                                                               Page
                                                                                                               ----
GENERAL INFORMATION .............................................................................................3

DESCRIPTION OF CAPITAL STOCK ................................................................................... 3

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....................................................4

ELECTION OF DIRECTORS .............................................................................(PROPOSAL I)  5

         Board Committees, Meetings, Compensation and Indemnification of Directors ..............................7
         -------------------------------------------------------------------------

EXECUTIVE COMPENSATION...........................................................................................8

         Summary Compensation Table..............................................................................9
         --------------------------

         Option/SAR Grants in Last Fiscal Year ................................................................ 10
         -------------------------------------

         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value ..................... 10
         --------------------------------------------------------------------------------

         Long-Term Incentive Plan -- Awards in Last Fiscal Year ................................................11
         ------------------------------------------------------

         Pension Plan Table ................................................................................... 11
         ------------------

         Employment Agreements ................................................................................ 12
         ---------------------

         Performance Graph .................................................................................... 14
         -----------------

         Report of the Compensation Committee of the Board of Directors on Executive Compensation ............. 14
         ----------------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .................................................................17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ........................................................17

APPOINTMENT OF INDEPENDENT AUDITORS .............................................................(PROPOSAL II)  17

SHAREHOLDER PROPOSALS ..........................................................................................18

OTHER MATTERS ..................................................................................................18

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by The Reynolds and Reynolds Company ("company") for its Annual Meeting of Shareholders ("Meeting"), February 12, 1998. This solicitation is being made by mail. The company has retained Georgeson & Company Inc. to assist in its proxy solicitation. Georgeson's fee will be $8,000 plus out-of-pocket expenses incurred on the company's behalf. The company may also use its officers and other employees to solicit proxies from shareholders, personally or by telephone, facsimile or letter. The costs of this solicitation will be borne by the company. If the company requests nominees and brokers to solicit their principals and customers for their proxies, the company will reimburse such nominees and brokers for their reasonable out-of-pocket expenses.

         All shares represented by valid proxies received from this solicitation, and not revoked, will be voted at the Meeting. If shareholder directions appear on the Proxy Card, such shares will be voted according to those directions. Unless contrary directions are given, all shares will be voted in favor of the nominees for Director and independent auditors as described in the accompanying Notice of Meeting and this Proxy Statement and, in the discretion of the Appointed Proxies, upon such other matters as may properly come before the Meeting. Any proxy may be revoked by the shareholder at any time before the vote, by giving written notice to the company at its address provided on page 1 of this Proxy Statement or at the Meeting before any vote is taken.

         Under Section 1701.55 of the Ohio Revised Code, a shareholder may exercise cumulative voting rights in the election of Directors by giving written notice of that desire to the President, a Vice President or the Secretary of the company not fewer than 48 hours before the scheduled start of the Meeting. If an announcement of the giving of such notice is made at the start of the Meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her votes in voting for Directors. In voting cumulatively, a shareholder may give one candidate that number of votes determined by multiplying the number of his or her shares by the number of Directors to be elected or may distribute that number of votes among two or more candidates as he or she sees fit. If cumulative voting is elected and no further instructions are given, the Appointed Proxies shall, at their discretion, distribute the votes they cast among the nominees.

         The Board of Directors has fixed the close of business on December 19, 1997 as the Record Date for the determination of the shareholders entitled to receive notice of, and to vote at, the Meeting or at any adjournment(s) thereof despite any subsequent transfers of shares. The stock transfer books of the company will not be closed.


                          DESCRIPTION OF CAPITAL STOCK

         The company has two classes of authorized capital shares outstanding:
Class A Common Shares with no par value ("Class A Shares") and Class B Common Shares with no par value ("Class B Shares"). There are 240,000,000 Class A Shares authorized, of which 78,637,414 were issued and outstanding on December 1, 1997, and 40,000,000 Class B Shares authorized, of which 20,000,000 were issued and outstanding on that date. In addition, the company has authorized 60,000,000 Preferred Shares ("Preferred Shares") with no par value. As of December 1, 1997, no Preferred Shares were issued and outstanding. Class A Shares are listed on the New York Stock Exchange. There is no public market for Class B Shares.

         Each holder of Class A Shares and Class B Shares is entitled to one vote per share held of record. All shares vote as a single class except that, as required by Ohio law, shareholders vote separately by classes in the case of certain proposed amendments to the Amended Articles of Incorporation and certain other specified transactions.

         All properly cast votes, in person or by proxy, by shareholders of record at the close of business on December 19, 1997 will be counted for purposes of the proposals to be voted on at the Meeting. Abstentions and broker non-votes will not be counted, and therefore will have no impact on the plurality vote for Directors or the vote for the appointment of the independent auditors.

         No dividend may be declared or paid on either class of shares unless a dividend shall be simultaneously declared and paid on both classes. Any dividend declared and paid on Class A Shares shall be in a per share amount of 20 times the dividend simultaneously declared and paid on the Class B Shares. In the event of the liquidation of the company, any distribution made with respect to the Class A Shares shall be in a per share amount of 20 times the distribution made with respect to each Class B Share. Neither class of shares has any preemptive rights.

         Each Class B Share may at any time, at the option of the holder thereof, be converted into 1/20th of a Class A Share. Class B Shares surrendered for conversion are canceled and may not be reissued. All outstanding Class B Shares are subject to an agreement under which they may not, unless previously converted into Class A Shares, be transferred to anyone except the wife, children and grandchildren (including any trust of which they are the beneficiaries) of Richard H. Grant, Jr., Chairman of the company's Steering Committee.


                          VOTING SECURITIES OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


 ==================================================================================================================
                                           CLASS A                  CLASS B               TOTAL VOTING
                                           SHARES         %         SHARES         %         SHARES            %
 ------------------------------------------------------------------------------------------------------------------
 Number of shares outstanding on
 December 1, 1997, except as noted
 below were:                           78,637,414(1)     100.0     20,000,000     100.0     98,637,414(1)    100.0

 The following are the only persons
 known by the company to own
 beneficially more than 5% of
 either class of voting security on
 December 1, 1997:

 Richard H. Grant, III                    115,535(2)       .12     20,000,000     100.0     20,115,535(2)     20.4
 ---------------------
 Director and Private Investor
 800 Germantown Street
 Dayton, Ohio  45407

 On December 1, 1997, the shares
 beneficially owned by all
 executive officers and Directors
 as a group (16 persons) were:          2,595,430(3)       2.9     20,000,000     100.0     22,595,430(3)     22.6
 ==================================================================================================================

(1)      Does not include 13,650,309 Class A Shares held in treasury.

(2) Richard H. Grant, III has sole voting and sole investment power with regard to 94,428 Class A Shares held in his own name. The total includes 21,107 Class A Shares as to which Mr. Grant holds options exercisable within 60 days. The amount excludes 12,776 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership. This amount does not include 1,000,000 Class A Shares into which his 20,000,000 Class B Shares are convertible at a 20-to-1 ratio.

(3) Includes 307,139 Class A Shares as to which such persons may exercise options within the next 60 days.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

         The Board of Directors of the company has fixed the number of Directors to constitute the full Board at twelve and proposes that four Directors be elected for a three-year term expiring in 2001 and one Director be elected for a two-year term expiring in 2000.

         The Board has recommended and nominated RICHARD H. GRANT, JR., ALLAN Z. LOREN, PHILIP A. ODEEN AND DONALD K. PETERSON each for a three-year term and JAMES L. ARTHUR for a two-year term.

         Messrs. Odeen and Peterson are nominated to fill the positions of Robert C. Nevin, President of the company's Automotive Division, and Joseph N. Bausman, the company's former Chief Strategy Officer, whose terms expire at the annual meeting. Mr. Arthur will fill a position created by the retirement of Director Kenneth W. Thiele, private investor, whose term would have expired in 2000.

         The enclosed Proxy will be voted FOR electing the five nominees unless a specification is made to withhold such vote. Since the number of Directors has been fixed at twelve, the election of five Directors for new terms shall, in accordance with the company's Consolidated Code of Regulations, be decided by plurality vote.

         If any nominee shall cease to be a candidate for election for any reason, the Proxy will be voted for a substitute nominee designated by the Board of Directors and for the other nominees. The Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a Director or will be unwilling to serve as a Director if elected.

         Following is certain information about the new nominees, each nominee-incumbent and those Directors whose terms of office will continue after the Meeting.


                       NOMINEES FOR TERMS EXPIRING IN 2001

                                                                                          DIRECTOR
 NAME                       AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE    CLASS A(1)
 -----------------------------------------------------------------------------------------------------------------
 Richard H. Grant, Jr.      84    Chairman of the Steering Committee.                        1939    1,010,816(2)
 Allan  Z. Loren            59    Executive Vice President and Chief Information             1996          389(4)
                                  Officer, American Express Company, a
                                  diversified worldwide travel, financial and
                                  network services company, since May 1994;
                                  prior thereto, President and CEO, Galileo
                                  International, a global computer reservation
                                  system company owned by 11 airlines.(3)
 Philip A. Odeen            62    President and Chief Executive Officer, BDM                 ---         2,000(5)
                                  International, Inc., a multinational  information
                                  technology company, since 1992.
 Donald K. Peterson         48    Executive Vice President and Chief Financial Officer,      ---                0
                                  Lucent Tehnologies, one of the world's leading
                                  designers, developers and manufacturers of
                                  telecommunications systems, software and products,
                                  since February 1996; prior thereto, Vice President and
                                  Chief Financial Officer, AT&T Communications Services
                                  Group from September 1995 to February 1996; President,
                                  Nortel Communications Systems from 1992 to 1994; and
                                  Executive Vice President Sales of Northern Telecom,
                                  Inc.

 (Table continued on following page)

                        NOMINEE FOR TERM EXPIRING IN 2000

                                                                                          DIRECTOR
 NAME                       AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE    CLASS A(1)
 -----------------------------------------------------------------------------------------------------------------
 James A. Arthur             62   Consultant to Hewlett-Packard Company since his            ---                0
                                  retirement in May 1996; prior thereto, Senior Vice
                                  President and General Manager - Customer Support,
                                  Hewlett-Packard Company, which designs, manufactures
                                  and services equipment and systems for measurement,
                                  computation and communications.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

                                                                                          DIRECTOR
 NAME                       AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE    CLASS A(1)
 -----------------------------------------------------------------------------------------------------------------
 Cleve L. Killingsworth,     45   President and Chief Executive Officer, Health Alliance     1997               0
 Jr.                              Plan, Michigan's largest managed care plan, since
                                  January 1998; prior thereto, President,
                                  Central East Division, Kaiser Permanente, from
                                  March 1996 to January 1998; President of Ohio
                                  Region, Kaiser Permanente, from August 1994 to
                                  March 1996; and Senior Vice President of
                                  health care operation for Blue Cross and Blue
                                  Shield of Rochester from January 1986 to
                                  August 1994.
 Dale L. Medford             47   Vice President, Corporate Finance and Chief Financial     1991       139,269(6)
                                  Officer.
 Gayle B. Price, Jr.         67   Chairman, President and Chief Executive Officer, Price    1976        13,147(7)
                                  Brothers Company, manufacturer of concrete
                                  construction materials.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1999

                                                                                          DIRECTOR
 NAME                       AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE    CLASS A(1)
 -----------------------------------------------------------------------------------------------------------------
 Dr. David E. Fry            54   President and Chief Executive Officer, Northwood          1987        2,347(8)
                                  University, a private graduate and undergraduate
                                  university.
 Richard H. Grant, III       58   Private Investor since October 1994;  prior thereto,      1960       115,535(9)
                                  Senior Vice President, International, Computer Systems
                                  Division, The Reynolds and Reynolds Company.
 David R. Holmes             57   Chairman of the Board, President and Chief Executive      1987
                                  Officer.(10)                                                        606,086(11)
 Martin D. Walker            65   Principal, MORWAL Investments, a private venture          1991        9,547(13)
                                  capital investment group, since July, 1997; prior
                                  thereto, Chairman and Chief Executive Officer, M. A.
                                  Hanna Company, an international specialty chemicals
                                  company.(12)

(1)      Shares owned beneficially on December 1, 1997.

         All shares are held with sole voting and sole investment power unless otherwise indicated. The individual holdings of each Director equal less than 1% of the issued and outstanding Class A or Class B Shares, except for Richard H. Grant, Jr. and Richard H. Grant, III whose holdings are specifically described in Footnotes 2 and 9 below and, in the case of Richard H. Grant, III, the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

         Richard H. Grant, III is the son of Richard H. Grant, Jr., and they may be deemed to be "control persons" with respect to the company; however, each disclaims any beneficial ownership of the Class A Shares or Class B Shares held by the other.

                                         (Footnotes continued on following page)

(2) Richard H. Grant, Jr. has sole voting and sole investment power with regard to 1,916 Class A Shares held in his own name. He also has sole voting and sole investment power with regard to 1,008,900 Class A Shares held in a trust for his benefit. The 1,010,816 shares exclude 41,032 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership.

(3)      Mr. Loren also serves as a director of United States Cellular
         Corporation.

(4) Mr. Loren's shares represent Class A Shares as to which he holds options exercisable within 60 days.

(5) Mr. Odeen has sole voting and sole investment power with regard to the 2,000 Class A Shares held in his own name.

(6) Mr. Medford has sole voting and sole investment power with regard to 89,059 shares held in his own name, and shared voting and shared investment power with regard to 12,800 shares held jointly with his spouse. The 139,269 shares include 37,410 Class A Shares as to which Mr. Medford holds options exercisable within 60 days.

(7) Mr. Price has sole voting and sole investment power with regard to 12,179 Class A Shares held in his own name. The 13,147 shares include 968 Class A Shares as to which Mr. Price holds options exercisable within 60 days.

(8) Dr. Fry has sole voting and sole investment power with regard to 800 Class A Shares held in his own name. The 2,347 shares include 1,547 Class A Shares as to which Dr. Fry holds options exercisable within 60 days.

(9) See Note 2 to the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

(10) Mr. Holmes also serves as a director of The Dayton Power & Light Company and NCR Corporation.

(11) Mr. Holmes has sole voting and sole investment power with regard to 527,742 Class A Shares. The 606,086 shares include 12,496 Class A Shares, 9,944 Class A Shares and 9,944 Class A Shares held in the names of his three sons and 45,960 Class A Shares as to which Mr. Holmes holds options exercisable within 60 days. This amount (606,086) excludes 10,278 Class A Shares held by Mrs. Holmes as to which Mr. Holmes disclaims beneficial ownership.

(12) Mr. Walker also serves as a director of Comerica Incorporated, The Goodyear Tire & Rubber Company, M. A. Hanna Company, Lexmark International Group, Inc., Textron Inc. and The Timken Company.

(13) Mr. Walker has sole voting and sole investment power with regard to 8,000 Class A Shares held in his own name. The 9,547 shares include 1,547 Class A Shares as to which Mr. Walker holds options exercisable within 60 days.



                    BOARD COMMITTEES, MEETINGS, COMPENSATION
                        AND INDEMNIFICATION OF DIRECTORS


         The Board of Directors has established four Committees: Audit, Compensation, Investment and Finance.

         The Audit Committee (Messrs. Fry (Chairman), Killingsworth, Loren, Price and Walker) meets with the company's independent public accountants, internal auditors, Chief Executive Officer and financial management executives to review the scope and results of audits, as well as recommendations made by those persons with respect to internal and external accounting controls and specific accounting and financial reporting issues. During the last fiscal year, this Committee met four times.

                  The Compensation Committee (Messrs. Walker (Chairman), Fry, Loren and Price) formulates and oversees the company's various upper management incentive compensation programs, reviews for budget purposes specific recommendations on general compensation levels for upper management, establishes compensation for key executive officers and supervises the company's stock option plans. During the last fiscal year, this Committee met four times.

         The Investment Committee (Messrs. Grant, Jr. (Chairman), Holmes, Medford and Thiele) makes investment decisions for the company's retirement plans trust fund. During the last fiscal year, this Committee met four times.

         The Finance Committee (Messrs. Grant, Jr. (Chairman), Holmes and Medford) oversees contributions to the company's retirement plans trust fund, reviews company debt limits and cash position and recommends stock repurchases and public stock offerings. During the last fiscal year, this Committee met once.

         The company does not have a standing nominating committee or other similar committee.

         During the fiscal year ended September 30, 1997, the Board of Directors met six times and all Directors with the exception of Mr. Loren and Mr. Price attended 75% or more of the aggregate number of meetings of the Board and committees of which they were members. Mr. Loren attended 57% and Mr. Price attended 71% of the aggregate number of meetings each was eligible to attend.

         Non-employee Directors receive an annual fee of $22,500 plus $1,000 for each Board of Directors Meeting attended and, on October 1 of each year, options to purchase that number of Class A Shares which represent a fair market value of $40,000 (adjusted annually for increases in the consumer price index). Non-employee Directors who serve on a committee receive an additional $500 for each committee meeting attended. Committee Chairmen receive an additional $1,500 per year. No Director who is an employee of the company receives any compensation for services as a Director or committee member.

         The company has Indemnification Agreements with each Director which indemnifies the Director to the fullest extent permitted by law. They cover any and all fees, expenses, judgments, fines, penalties and settlement amounts paid in any matter relating to the Director's role as a Director, officer, employee, agent or fiduciary of the company or when serving as the company's representative with respect to another entity. A Director would not be entitled to indemnification in connection with a proceeding initiated by that Director prior to a Change in Control (as defined in the Indemnification Agreements) unless such proceeding was authorized or consented to by the company's Board of Directors.

         The Indemnification Agreements provide for the prompt advancement of all expenses incurred in connection with any proceeding subject to the Director's obligation to repay (at the company's request) those advances if it is determined later that the Director is not entitled to indemnification.

         If a) it is determined that a Director is not entitled to indemnification under applicable law; and b) the Director challenges that determination in court, the Indemnification Agreements provide that, subject to applicable law, the challenging Director is entitled to indemnification for, and advancement of, all fees and expenses incurred in any such proceeding.



================================================================================

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING RICHARD H. GRANT, JR., ALLAN Z. LOREN, PHILIP A. ODEEN AND DONALD K. PETERSON EACH FOR A TERM OF THREE (3) YEARS, AND JAMES A. ARTHUR FOR A TERM OF TWO (2) YEARS.

================================================================================



                             EXECUTIVE COMPENSATION


         The following tables and narrative text discuss the compensation paid to the company's Chief Executive Officer and the company's four other most highly compensated executive officers during the fiscal year ended September 30, 1997, and the two prior fiscal years.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                       -------------------------  ------------------------------
 NAME AND                                                            OPTION          LTIP           ALL OTHER
 PRINCIPAL POSITION           YEAR     SALARY ($)    BONUS ($)     AWARDS (#)     PAYOUTS ($)   COMPENSATION($)(1)
 ------------------------    -------   -----------   -----------  -------------   ------------  -------------------

David R. Holmes                1997      480,575       277,784        226,640        480,575          43,436
---------------
Chairman of the Board,         1996      466,575       487,095        439,600        466,575          38,232
President and Chief            1995      452,975       362,380         53,280        452,975          34,460
Executive Officer

Robert C. Nevin                1997      295,056       194,674         22,360        236,045          40,716
---------------
President, Automotive          1996      286,463       302,985         18,480        229,170          36,977
Division                       1995      278,120       221,757         24,720        222,496          32,950


Joseph N. Bausman              1997      295,056       162,969         12,360        236,045          28,160
-----------------
Chief Strategy                 1996      286,463       258,298         18,480        229,170          25,777
Officer                        1995      278,120       214,152         24,720        222,496          23,080


Rodney A. Hedeen               1997      233,600       148,663          5,520        173,493          11,078
----------------
President, Business
Systems Division


H. John Proud                  1997      243,750        66,766          9,720        195,000          11,698
-------------
President, Healthcare          1996      221,250       131,667         13,920        177,000          11,380
Systems Division               1995      194,815       146,113         11,040        141,908          10,508


(1)      The 1997 amounts disclosed in this column include:


                                                                          ABOVE MARKET
                                   DEFINED        IMPUTED INTEREST         INTEREST ON             TOTAL
                                 CONTRIBUTION     ON SPLIT DOLLAR            DEFERRED              OTHER
 NAME                             PLANS ($)     LIFE INSURANCE ($)(1)   COMPENSATION($)(2)    COMPENSATION($)
 -----------------------------------------------------------------------------------------------------------

     David R. Holmes                 2,684              26,608                14,144               43,436
     Robert C. Nevin                 2,684              20,923                17,109               40,716
     Joseph N. Bausman               2,684              16,947                 8,529               28,160
     Rodney A. Hedeen                2,689               8,389                     0               11,078
     H. John Proud                   2,684               9,014                     0               11,698


         (1) The life insurance component is provided on a split dollar basis with each participant paying the term equivalent premium and the company paying the remainder of the premium. At termination of the policy, all premium payments made by the company are reimbursed. Interest was imputed on the amount receivable from the participant at the company's short-term investment rate.


                                         (Footnotes continued on following page)

         (2) The named executives (except Mr. Proud and Mr. Hedeen) entered into Deferred Compensation Agreements with the company whereby income was deferred for four years in order to provide individual retirement benefits at age 65 of up to $100,000 per year for a fixed term of 15 years. The deferrals were completed as of September 30, 1989. Benefits payable are reduced for early retirement and lump sum distributions are available at the participant's discretion. The amounts presented represent the above market interest earned on the funds deferred and were calculated assuming a 15 year payment stream at age 65.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS(1)
                       --------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE
                                         % OF TOTAL                                     VALUE AT ASSUMED ANNUAL
                                           OPTIONS                                       RATES OF STOCK PRICE
                                         GRANTED TO                                        APPRECIATION FOR
                        NUMBER OF       EMPLOYEES IN         EXERCISE                        OPTION TERM
                         OPTIONS        FISCAL YEAR             OR        EXPIRATION
                        GRANTED(2)          (%)             BASE PRICE       DATE      -------------------------
 NAME                                                       ($/SHARE)(2)                  5%($)        10%($)
 ------------------    -------------   ---------------      ------------  -----------  ----------  -------------

    David R. Holmes       226,640          13.2346               26.5000    10/01/06    3,777,115    9,571,953
    Robert C. Nevin        12,360            .7218               26.5000    10/01/06      205,988      522,014
                           10,000            .5839               27.1875    02/03/07      170,981      433,299
    Joseph N. Bausman      12,360            .7218               26.5000    10/01/06      205,988      522,014
    Rodney A. Hedeen        5,520            .3223               26.5000    10/01/06       91,995      233,133
    H. John Proud           9,720            .5676               26.5000    10/01/06      161,991      410,516

(1) No Stock Appreciation Rights (SARs) were awarded in the 1997 fiscal year.

(2) Grants, other than Mr. Nevin's grant of 10,000 shares, were made on October 1, 1996, with the exercise price equal to the fair market value ($26.50) on that date. Options vest 25% annually beginning October 1, 1997, except for 200,000 of Mr. Holmes' options which vest 100% on October 1, 2001. Mr. Nevin's 10,000 shares were granted effective February 3, 1997.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF
                                                                    NUMBER OF                UNEXERCISED
                                                                   UNEXERCISED              IN-THE-MONEY
                               SHARES                               OPTIONS AT               OPTIONS AT
                              ACQUIRED                                FY-END                    FY-END
                                 ON            REALIZED            EXERCISABLE/              EXERCISABLE/
                              EXERCISE           VALUE            UNEXERCISABLE             UNEXERCISABLE
 NAME                           (#)               ($)                  (#)                       ($)
 ---------------------       -----------       ----------       -------------------     ---------------------

   David R. Holmes             39,300           526,181              0/1,259,060                0/5,624,801
   Robert C. Nevin             16,864           314,008           25,116/371,300          208,995/2,489,158
   Joseph N. Bausman           31,860           437,620                0/361,300                0/2,489,158
   Rodney A. Hedeen                 0                 0           36,040/160,520          417,438/1,106,018
   H. John Proud                    0                 0           19,200/169,040          154,714/1,118,168

                       LONG-TERM INCENTIVE PLAN -- AWARDS
                               IN LAST FISCAL YEAR

                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                        NON-STOCK PRICE-BASED PLANS
                                            PERFORMANCE OR      ---------------------------------------------
                               OTHER         OTHER PERIOD        THRESHOLD          TARGET           MAXIMUM
 NAME                          RIGHTS        UNTIL PAYOUT           ($)              ($)               ($)
 --------------------------   ---------    ------------------   ------------     -----------       ----------



    David R. Holmes                (1)               (1)               0             240,288         480,575
    Robert C. Nevin                (1)               (1)               0             118,022         236,045
    Joseph N. Bausman              (1)               (1)               0             118,022         236,045
    Rodney A. Hedeen               (1)               (1)               0              93,440         186,880
    H. John Proud                  (1)               (1)               0              97,500         195,000


     (1) Participants in the Intermediate Plan (including Mr. Holmes who participates in his own substantially similar plan), which is considered a long-term incentive plan, are determined strictly by grade level within the company. No formal awards are made and there are no vested rights. Annual amounts are paid to participants with the amount of the award dependent upon the company's three year average return on equity. The periods considered in the calculation are the most recent fiscal year and the preceding two years. The potential annual payout amounts reported here were calculated using fiscal year 1997 salaries. The payout for fiscal year 1997 is included in the LTIP Payout column of the Summary Compensation Table. Additional information on the Intermediate Plan appears on page 16.


                             PENSION PLAN TABLE (1)

                                                         YEARS OF SERVICE (2)
                             ------------------------------------------------------------------------------

   REMUNERATION                 10               15                20               25               30
 ------------------          ---------        ----------        ---------        ---------        ---------

     $  300,000             $ 45,000         $ 67,500          $ 90,000          $112,500         $135,000
        400,000               60,000           90,000           120,000           150,000          180,000
        500,000               75,000          112,500           150,000           187,500          225,000
        600,000               90,000          135,000           180,000           225,000          270,000
        700,000              105,000          157,500           210,000           262,500          315,000
        800,000              120,000          180,000           240,000           300,000          360,000
        900,000              135,000          202,500           270,000           337,500          405,000
      1,000,000              150,000          225,000           300,000           375,000          450,000
      1,100,000              165,000          247,500           330,000           412,500          495,000
      1,200,000              180,000          270,000           360,000           450,000          540,000
      1,300,000              195,000          292,500           390,000           487,500          585,000
      1,400,000              210,000          315,000           420,000           525,000          630,000
      1,500,000              225,000          337,500           450,000           562,500          675,000
      1,600,000              240,000          360,000           480,000           600,000          720,000
      1,700,000              255,000          382,500           510,000           637,500          765,000
      1,800,000              270,000          405,000           540,000           675,000          810,000

  (1) This table sets forth the annual retirement benefits payable under the company's qualified pension plan and the non-qualified Supplemental Retirement Plan ("Supplemental Plan") upon retirement at age 65 based on an employee's final average annual compensation. Compensation as defined in the Plans includes Salary, Bonus and Long-Term Incentive Plan payments. The qualified pension benefits are reduced by 1.67% of monthly primary Social Security benefits multiplied by years of credited service up to a maximum of 30 years. The Supplemental Plan provides benefits to participants who would lose benefits because of legislative limits imposed on qualified plans or because of their participation in the company's Non-Qualified Deferred Compensation Plan. Additional benefits provided under the Supplemental Plan for participants with employment agreements are not included in the table but are discussed below with employment agreements. Participation in the Supplemental Plan requires approval by the Board. Optional payment forms of actuarial equivalence are also available.

                                         (Footnotes continued on following page)

(2) Respective years of service for purposes of the qualified plan as of September 30, 1997, for the persons named in the Summary Compensation Table are: Mr. Holmes, 12; Mr. Nevin, 11; Mr. Bausman, 32; Mr. Hedeen, 11; and Mr. Proud, 26.

         In addition to the plans discussed above, the company also provides compensation or death benefits generally payable over 10 years, beginning at the earlier of retirement or death of the officer. The compensation benefit is equal to either 100%, 150% or 200% of the current year's total cash compensation depending upon the respective officer's grade level. The company generally insures against its obligations through the purchase of life insurance policies on the lives of such officers.

                              EMPLOYMENT AGREEMENTS

         Effective October 1, 1995, Mr. Holmes entered into an amended and restated agreement by which he agrees to remain employed by the company as its Chairman, President and Chief Executive Officer until October 3, 2000, at an annual base salary of $436,300 which may not be reduced without his consent or resolution by arbitration. This base salary may be increased from time to time consistent with the recommendations of the Compensation Committee and as approved by the Board of Directors. The retirement benefit at age 59 is 65% of final average annual compensation. The age 55 early retirement benefit is 61% of final average annual compensation which thereafter increases by an additional 1% of final average annual compensation for each additional twelve month period of employment, including retirement after age 59.

         Mr. Holmes' agreement also provided for special grants of non-qualified stock options on October 1, 1995 and October 1, 1996, of 400,000 shares and 200,000 shares, respectively. Both grants were at fair market value on the date of the grant. These grants are in addition to the customary annual awards made under the company's stock option plan in which Mr. Holmes is a participant.

         Messrs. Nevin, Proud and Hedeen have Employment Agreements by which they each agree to remain employed by the company until, respectively, September 30, 2001, September 1, 1999, and February 1, 2001 at respective annual base salaries of $297,220, $210,000 and $250,000 which may not be reduced without the individual's consent or resolution by arbitration. These base salaries may be increased from time to time consistent with the recommendations of the Compensation Committee and as approved by the Board of Directors.

         Mr. Nevin's retirement benefits are 55% of final average annual compensation (reduced by 1/15 for each year of service, as defined in the company's pension plan, less than 15) if he retires after reaching age 55 and before reaching age 58. If he elects early retirement after reaching age 58, his respective annual retirement benefits shall be 55% of final average annual compensation plus 1% for each additional twelve-month period of service after age 58, but before reaching age 65, with no reduction if his years of service are fewer than 15. Mr. Proud's and Mr. Hedeen's retirement benefits are those provided under the company-sponsored qualified and non-qualified programs in which they participate.

         The Employment Agreements of Messrs. Holmes and Nevin also provide for certain disability and death benefits, including retirement benefits as described above in case of permanent disability. The Agreements also provide for continued medical coverage of the surviving spouses for a period which ends at the earlier of the spouse's death or 42 months after the employee's death. Mr. Proud's and Mr. Hedeen's coverage in the case of death or disability is that provided under the company-sponsored programs in which they participate. During the terms of the Agreements and for two years after the respective terminations of them, or the cessation of payments made under them (whichever is later), each of Messrs. Holmes, Nevin, Proud and Hedeen shall not compete directly or indirectly with the company. However, if Mr. Proud's or Mr. Hedeen's Agreement is not renewed, the non-competition restriction applicable to them shall continue for only one year.

         All four Agreements generally provide that if the employee is discharged by the company before the expiration date other than for cause (as defined in the Agreements), or if the company fails to renew the Agreements other than for cause, the employee shall be entitled to receive (i) payments equal to the employee's Annual Compensation Value (as defined in the Agreements), reduced by 70% of compensation from subsequent employment (reduction does not apply to Mr. Proud or Mr. Hedeen) (a) for two years (for Mr. Nevin, the lesser of two years or the number of months then remaining in the term of his Agreement) from the date of termination of employment with respect to discharge before the expiration of the Agreements, or (b) for one year from the expiration of the Agreements in the case of non-renewal (non-renewal benefit does not apply to Mr. Nevin); (ii) credit for certain amounts of additional service under the Supplemental Plan (iii) continuing coverage under company-sponsored medical benefits programs ending at the earlier of employee's securing other employment or two years from termination; (iv) reimbursement of up to $20,000 in out-placement fees; and (v) required payments under the employee's (except for Mr. Proud and Mr. Hedeen) Deferred Compensation Agreement.

         These Employment Agreements also contain provisions which may require the company to fund an escrow immediately in the event of a "change in control" (as defined in such Agreements) of the company. Funding is required upon the occurrence of any "escrow funding event," as defined in such Agreements. The company estimates that if Messrs. Holmes, Nevin, Proud and Hedeen had been terminated on December 1, 1997, following a change in control of the company, the total severance payments by the company to the officers under their Agreements would have been $9,335,979. If such termination were to occur, the non-competition restrictions in the respective Employment Agreements are void and non-binding.

         These Employment Agreements also provide that: (i) the employee will be entitled to receive the escrowed amount upon a Change in Control Termination that occurs within 24 months of a change in control; (ii) the employee will receive an additional 24 months of service credit under the Supplemental Plan following a Change in Control Termination; (iii) the payments to be made upon a Change in Control Termination include a payment equal to three times the employee's annual salary in effect at the date of termination or immediately prior to the change in control (whichever is higher) and his average bonus with respect to the three calendar years preceding the year in which his termination of employment occurs; (iv) if the total amount of any payments payable to the employee upon the termination of the employee's employment or upon a change in control (whether or not pursuant to the severance provisions) would be subject to an excise tax as "parachute payments" pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, the amount of the severance payments under the severance provisions will be reduced to avoid such excise tax, but only if the net effect of such reduction is to increase the net after tax income to the executive; and (v) the amount paid into escrow shall be the amount described in clause (iii) as may be limited pursuant to clause (iv) and for periodic adjustment of such amount.

         On September 30, 1997, Joseph N. Bausman, former Chief Strategy Officer, elected to retire early and receive the benefits afforded him under his Amended and Restated Employment Agreement of May 31, 1995. These benefits include certain continuing payments, deferred compensation benefits and retirement benefits. In accordance with his Agreement, Mr. Bausman remains subject to noncompetition provisions so long as payments are being made to him under his Agreement.




                    Balance of Page Intentionally Left Blank

                                PERFORMANCE GRAPH
                         FISCAL YEARS 1993 THROUGH 1997

Comparison of Five Year Cumulative Total Return Among The Reynolds and Reynolds
              Company, S&P 500 Index and a Composite of Two Indices

--------------------------------------------------------------------------------

                   9/92      9/93      9/94      9/95      9/96      9/97
                   ----      ----      ----      ----      ----      ----

Reynolds            100       182       236       327       503       379
S&P 500             100       113       117       152       183       257
Peer Group          100       121       140       195       242       344


--------------------------------------------------------------------------------


The graph compares the cumulative total shareholder return on a $100 investment in the company's Class A Shares for the last five fiscal years with the cumulative total return on $100 invested in each of (i) the S&P 500 Index and
(ii) a composite of two indices. The composite index is comprised of the S&P Computer Software and Services Index and a self-constructed business forms index and is adjusted each year to reflect the percent of the company's business segments' revenues represented by each index. The company selected the following business forms companies for its self-constructed index: American Business Products, Inc., Ennis Business Forms, Inc., Moore, Ltd., New England Business Services, Inc., Standard Register Company and Wallace Computer Services, Inc. The graph assumes all investments were made at market value on September 30, 1992, and the reinvestment of all dividends.


                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

                                    Committee
                                    ---------

         The Compensation Committee of the Board of Directors consists entirely of nonemployee, independent Directors. The Committee reviews, recommends and approves changes to the company's compensation policies and programs applicable to the company's officers and senior personnel.

                       Compensation Policy and Objectives
                       ----------------------------------

         Our primary goal as members of the Compensation Committee is unchanged from last year: to assure that the compensation provided to executives is linked to the company's business strategies and objectives, thereby aligning the financial interests of senior management with those of the shareholders. Beyond that, our priorities are to assure that the executive compensation programs enable the company to attract, retain and motivate the high caliber executives required for the success of the business. These objectives are achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the business.

Base Salary
-----------

         Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing them with other executive positions in the marketplace. From time to time the company's compensation consultant surveys senior executive salaries from a representative sampling (approximately 20) of companies in the computer services and business forms industries. The company's pay grade levels are then set at approximately the competitive mid-range. Each of the executive officers is assigned a pay grade based on that competitive marketplace data. Individual salaries may then vary somewhat below or above the mid-range, based upon the individual's performance and contribution to company success, tenure on the job and internal equity. Annual salary adjustments are determined by individual performance within an officer salary increase budget approved by the Committee. Base salary levels for executive officers increased an average of 3% effective January 1, 1997. This paragraph applies to all executives except those whose employment agreements may contain terms which vary from these provisions. See EMPLOYMENT AGREEMENTS, pages 12 and 13.

Annual Incentives
-----------------

         The company's Chief Executive Officer ("CEO"), participates in a separate, shareholder-approved, performance-based, incentive plan ("CEO Plan") the terms of which are substantially similar to the annual and intermediate compensation plans for the other officers. The purpose of this CEO Plan is to qualify all CEO compensation in excess of $1 million for deductibility under the applicable provisions of the Internal Revenue Code.

         Officers may earn annual bonuses ("Annual Plan") based on performance against financial targets established by the Committee. Since 1987, the company has used corporate return on equity ("ROE") as its primary measure of corporate performance. During fiscal 1996, the Committee introduced growth in sales and growth in earnings as additional measures for determining annual bonuses. Although the combinations vary by division, overall, ROE is weighted more heavily (75%) than the growth components (25%) in determining annual bonuses. Also, the ROE which must be achieved before any bonus is paid was raised as was the maximum bonus achievable. At the divisional level, other measures of performance for the annual bonus include sales, operating income and return on net assets. In addition, the Committee approves adjustments to the bonus formula as may be necessary from time to time to insure against unmerited windfalls or penalties due to accounting changes or other non-operating factors. The company believes that linking executive pay principally to corporate ROE directly ties the executive's interests and rewards to those of the shareholders. Under the structure of the Annual Plan in effect for fiscal 1997, no bonus is paid until a threshold corporate ROE of 10% or a 5% growth in sales or earnings is achieved; maximum payout requires a combination of a 28% ROE and 15% growth in sales and earnings. The annual bonus payout can range between 0% of annual salary to 90% of annual salary. During fiscal 1997, the company achieved a 16.1% ROE, a 26% growth in overall sales but a decrease in earnings (all of which varied by division). As a result, the annual bonus payout for the named executive officers (including Mr. Holmes under his substantially similar but separate plan) was down compared to fiscal 1996 and averaged 37% of annual salary.

         Another annual incentive plan is the personal performance bonus. This plan is designed to reward all officers for the achievement of financial and non-financial goals which are agreed upon by the officer and the officer's superior. In the case of Mr. Holmes, his annual goals are agreed upon by this Committee in consultation with Mr. Holmes. Examples of financial goals have been ROE, sales, return on net assets and operating income. Examples of non-financial goals have been market share growth, total quality measures, customer satisfaction and the strengthening of a key organizational process. With the exception of Mr. Holmes and the three division presidents, whose personal performance bonuses are determined by the Compensation Committee during its year-end review, all other executive officers have their personal performance bonus determined by the respective individual to whom they report during individual year-end evaluations. Depending on an individual's performance against goals, this bonus can range between 0% to 20% of annual salary. For fiscal 1997 this personal performance bonus for the named executive officers ranged from 15% to 20% of annual salary.

Long-Term Incentives
--------------------

         Stock Options
         -------------

         To further align the interests of shareholders and management, the company grants incentive stock options annually to approximately 330 officer and director-level employees. The number of shares awarded is driven by a pay grade level formula which is established and reviewed from time to time by the Compensation Committee. The Committee assigns a percentage to each pay grade level. That percentage is multiplied by the salary mid-point for that grade level and the result is divided by the fair market value of the Company's stock on October 1. For all officers during fiscal year 1997, the percentage of annual salary used in determining stock option grants ranged from 35% to 125%. The exercise price is the fair market value of the stock on the date of the grant. The options have a ten year life and are not exercisable during the first year after the grant. Thereafter, on each of the first four anniversaries of the grant, twenty-five percent of the options become exercisable.

         Such stock options provide incentive for the creation of shareholder value, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the company's common shares occurs over a specified number of years.

         Stock Ownership Guidelines
         --------------------------

         During fiscal year 1994, the Compensation Committee established suggested stock ownership guidelines for all officers of the company. These guidelines specify an appropriate level of ownership of company stock as a multiple of the officer's annual base salary. These multiples range from a high of 4.25 times annual salary (in the case of Mr. Holmes) to a low of 1.5 times annual salary. The Committee thought it appropriate to permit the officers to achieve these ownership guidelines over a ten year period in increments of 10% per year. To encourage the officers to make steady progress toward meeting the guidelines, the Committee determined that if an officer owns a quantity of shares sufficient to meet the ownership guidelines for that year the officer would be granted options on 20% more shares in addition to the officer's standard stock option grant for that year. If, for example, the standard stock option grant for that year were one hundred shares, the officer would receive options on twenty additional shares of stock for having met the guidelines for that year. As of September 1, 1997, stock ownership among the sixty-five officers stood at approximately 1,682,000 shares representing a market value of approximately $33.6 million. The Committee believes that these guidelines will have the positive effect of further aligning the interests of the officer group with those of all shareholders.

         Intermediate Incentive Compensation
         -----------------------------------

         Certain senior officers, including all named executive officers (except Mr. Holmes), also participate in an Intermediate Incentive Compensation Plan. This plan, which is paid annually, is based on a three-year average return on equity, and is designed to focus and reward senior management for producing consistent longer-term financial results. For fiscal 1997 the payout from the CEO Plan (for Mr. Holmes) and from the Intermediate Incentive Compensation Plan for the other named executive officers ranged from 74% to 100% of annual salary.


CEO Compensation
----------------

         Mr. Holmes has served as Chairman, President and Chief Executive Officer since August 1990, and President and Chief Executive Officer since January 1989. The Performance Graph on page 14 illustrates the growth in shareholder value during much of this period. Even with the disappointing performance of its stock during fiscal 1997, the company still finished more than 10% ahead of the peer group and 47.5% ahead of the S&P 500 for the five year period. Although earnings (after restructuring and other special charges) were down compared to fiscal 1996, the company posted record revenues and achieved a 16.1% ROE during fiscal 1997. Mr. Holmes' 1997 compensation of $1,282,370 (as shown in the Summary Compensation Table on page 9) included a market-priced base salary of $480,575. Under the CEO Plan he is eligible for annual and intermediate incentive compensation the performance standards of which are substantially similar to those in the annual and intermediate compensation plans for other named executive officers. The restructuring and other special charges taken during fiscal 1997 had an adverse impact on the company's earnings. As a consequence, Mr. Holmes' annual bonus dropped by more than 53% from $393,780 in fiscal 1996 to $181,669 in fiscal 1997. The Committee awarded a personal performance bonus of $96,115 to Mr. Holmes following its year-end evaluation. On October 1, 1996, the Committee awarded Mr. Holmes an annual stock option grant for 26,640 Class A Shares which was based on the formula (explained above) applicable to his position. In addition, Mr. Holmes received a grant of 200,000 non-qualified stock options according to the terms of his Employment Agreement described on pages 12 and 13.

Summary
-------

         The Committee believes that a high caliber, motivated management team is critical to sustained business success.

         As in prior years, in 1997 a significant portion (approximately 66%) of the total compensation potential for the named executive officers was "at risk" and payable based on individual and corporate performance-based variables that will motivate and focus management on those issues that drive the success of the company. The Committee intends to continue its performance-based pay policy which links executive rewards to shareholder returns.


THE COMPENSATION COMMITTEE


Dr. David E. Fry
Allan Z.  Loren
Gayle B. Price, Jr.
Martin D. Walker, Chairman



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         No Executive Officer or Director is or has been indebted to the company during the last fiscal year in excess of $60,000.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Richard H. Grant, Jr.'s, Form 5, reporting an exempt bona-fide gift made in April, 1997, was inadvertently filed late.

                                   PROPOSAL II

                       APPOINTMENT OF INDEPENDENT AUDITORS


         The Audit Committee of the Board of Directors recommends that Deloitte & Touche LLP be appointed as independent auditors of the company for one year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.


================================================================================

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

================================================================================

                              SHAREHOLDER PROPOSALS


         Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the company by September 13, 1998, for inclusion in the company's Proxy Statement and Proxy relating to the 1999 Annual Meeting of Shareholders.

         Shareholder nominations of persons to be elected to the Board of Directors at the February 11, 1999 Annual Meeting must be delivered to or mailed and received at the principal executive offices of the company no earlier than November 11, 1998, and no later than December 11, 1998.



                                  OTHER MATTERS


         Management does not intend to present to the Meeting any matters other than those described above. It does not know of anything that will be presented by other parties. However, if any other matters shall properly come before the Meeting, the Appointed Proxies intend to vote on such matters according to their discretion and best judgment.

                                              BY ORDER OF THE BOARD OF DIRECTORS
                                                     ADAM M. LUTYNSKI, SECRETARY

Dayton, Ohio
January 6, 1998

                        THE REYNOLDS AND REYNOLDS COMPANY
                                 ANNUAL MEETING


                          Frederick C. Smith Auditorium
                   David H. Ponitz Sinclair Center/Building 12
                        Sinclair Community College Campus
                              444 West Third Street
                               Dayton, Ohio 45402

                                FEBRUARY 12, 1998
                        11:00 A.M. EASTERN STANDARD TIME

                          (Demonstration & Display Area
                       open from 10:00 a.m. to 12:30 p.m.)



                         DIRECTIONS TO SINCLAIR CENTER:

                      From I-75 - Northbound or Southbound:
   Take the Third Street exit and travel east on Third Street to Perry Street.
     Turn right on Perry Street and travel south one block to Fourth Street.
                          Turn right on Fourth Street.
              The entrance to the underground parking garage in the
                     Sinclair Center will be on your right.
            After entering garage, stay to the right (northeast) and
                  look for Sinclair Center North Entrance sign.
                 Go through double doors to elevator or stairs.
   Take elevator or stairs to the first floor of Sinclair Center/Building 12.



                (PARKING PASSES WILL BE PROVIDED AT THE MEETING.)

                        THE REYNOLDS AND REYNOLDS COMPANY

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 12, 1998

         The undersigned hereby appoints David R. Holmes and Adam M. Lutynski, or either of them ("Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Shareholders ("Meeting") of The Reynolds and Reynolds Company to be held on Thursday, February 12, 1998 at 11:00 a.m. EST, or at any adjournment(s) thereof, as follows:

 I.    ELECTION OF DIRECTORS
       [ ] FOR electing Richard H. Grant, Jr., Allan Z. Loren,         [ ]  WITHHOLD AUTHORITY to vote for
       Philip A. Odeen and Donald K. Peterson each for a three-year    Richard H. Grant, Jr., Allan Z. Loren,
       term and James L. Arthur for a  two-year term.                  Philip A. Odeen, Donald K. Peterson and
                                                                       James L. Arthur.

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

 ---------------------------------------------------------------------------------------------------------------------------------


II.    Proposal to appoint Deloitte & Touche LLP as independent auditors      [ ]   FOR         [ ]   AGAINST         [ ]  ABSTAIN

If any other business is brought before the Meeting or any adjournment(s) thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE
                          NOMINEES AND FOR PROPOSAL II





THIS PROXY, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY. IF CUMULATIVE VOTING IS ELECTED AND NO FURTHER INSTRUCTIONS ARE GIVEN, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF THE APPOINTED PROXIES.

         The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Meeting or adjournment(s).

                                        Dated:
                                              ---------------------------------

                                        ---------------------------------------
                                                     (Signature)

                                        ---------------------------------------
                                                     (Signature)

                                        Please sign exactly as name(s) appear to the left. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.

         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
                              POSTAGE-PAID ENVELOPE